THE TAIWAN FUND, INC. REVIEW
December 2007

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) dropped by 1.46% in U.S. dollar terms in December. Foreign investors, local institutions and proprietary traders net bought NT$ 24.9 billion, NT$ 3.6 billion and NT$ 2.1 billion, respectively. In terms of sector performance, the Food and Plastic sectors outperformed, rising by 5.1% and 2.5% month-over-month (“MoM”), respectively. The Banking and the Technology sectors underperformed, dropping 3.8% and 1.4% MoM, respectively, while the Auto and the Cement sectors continued to underperform, dropping 4.7% and 3.2% MoM. On the economic front, Taiwan’s central bank raised the discount rate by another 12.5 basis points at its December meeting. In November, Taiwan’s CPI rose 4.8% year-over-year (“YoY”), lower than the 13-year high of 5.3% in October. Exports grew 11.8% YoY to US$21.8 billion and the seasonally-adjusted unemployment rate rose 0.04 percentage points to 3.93%. Export orders grew 17.2% YoY to US$32.2 billion.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 0.95% in December. Overweight positions in the Retail sector and underweight positions in the Banking sector contributed positively to the Fund’s performance. Underweight positions in the Petrochemical sector and overweight positions in the PCB Substrate sector negatively contributed to the Fund’s performance.
Investment Strategy:
The TAIEX edged down 1% in December, in mid-December breaching the 8,000-point mark to hit a 9-month low down to the 7600 level. Major factors attributable to the weakness include China’s new labor contract law, employee bonus expenses and political uncertainty ahead. Sector-wise, with the rising expectation of a further relaxation of China policies after the inauguration of a new president, banking, property, and asset plays will likely continue to attract buying interest in the coming months. In addition, investors should revisit China concept shares once the Chinese stock markets stabilize. In terms of sector allocation, the Fund has a slightly over weight position in technology, with a focus on bottom up earnings growth and market share gain stories. The Fund has an under-weight position in cyclicals, and we increased the Fund’s position in telecom as a defensive holding in the volatile environment. The Fund holds a more neutral position in the financial sector.
Total Fund Sector Allocation

	% of	% of
As of 12/31/07	Total Fund	TAIEX
Computer Service and Software	0.0	0.00
Electronic Components	9.2	3.87
Electronics	4.8	1.56
IC Design	8.2	3.59
Memory IC	2.1	2.14
PC & Peripherals	13.0	17.81
Semiconductor Manufacturing	7.3	11.63
Telecommunication	8.0	5.98
TFT-LCD	7.3	7.24
Cement	0.0	1.49
Foods	2.4	1.15
Plastics	1.7	8.40
Textiles	2.9	1.71
Electric & Machinery	0.0	0.88
Elec. Appliance & Cable	0.0	0.47
Chemicals	0.0	1.27
Glass & Ceramics	2.0	0.36
Paper & Pulp	0.6	0.29
Steel & Iron	2.6	3.45
Rubber	0.0	0.80
Automobile	0.0	0.74
Construction	3.9	1.46
Transportation	1.2	2.63
Tourism	0.0	0.23
Finance	8.7	13.49
Wholesale & Retail	2.2	0.90
Others	0.0	6.15
Athletic Footware	1.8	0.00
Petroleum Services	2.4	0.00
Biotech	0.0	0.31
Securities	0.00	0.00
Total	92.3	100.00
Cash	7.7
Technology	59.9	53.82
Non-Technology	23.7	32.69
Financial	8.7	13.49
Total Net Assets: US $311.53Million
Top 10 Holdings of Total Fund Portfolio

As of 12/31/07	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co. Ltd	4.87
Hon Hai Precision Industry Co. Ltd.	4.31
Au Optronics Corp.	3.90
MediaTek Inc.	3.59
High Tech Computer Corp.	3.58
Synnex Technology International Corp.	2.97
Asustek Computer Inc.	2.87
China Steel Corp.	2.60
Nan Ya Printed Circuit Board Corp.	2.51
Cathay Financial Holding Co. Ltd.	2.48
Total	33.68
NAV: US$19.04   Price: US$17.70   Discount: -7.04%   No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-0.50%	-1.46%	-1.46%
Fiscal Year to Date (c)	-4.86%	-3.65%	-3.52%
One Year	15.54%	9.26%	13.05%
Three Years	16.32%	10.74%	15.03%
Five years	17.05%	15.41%	19.35%
Ten Years	2.28%	0.45%	N/A
Since Inception	10.77%	11.01%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 11/30/07	As of 12/31/07
TAIEX	8586.40	8506.28
% change in NTD terms	-11.58	-0.93
% change in USD terms	-11.16	-1.46
NTD Daily avg. trading volume (In Billions)	134.26	105.97
USD Daily avg. trading volume (In Billions)	4.16	3.27
NTD Market Capitalization (In Billions)	22200.19	20916.62
USD Market Capitalization (In Billions)	688.12	644.89
FX Rate: (NT$/US$)	32.262	32.4345

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang

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